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                                                                   EXHIBIT 5.1




                [ECHOSTAR COMMUNICATIONS CORPORATION LETTERHEAD]


                                 August 1, 2001

EchoStar Communications Corporation
5701 South Santa Fe Drive
Littleton, Colorado 80120

     Re:  Registration Statement on Form S-8 (the "Registration Statement")

Gentlemen:

     I am a Legal Director of EchoStar Communications Corporation, a Nevada corporation formed in April 1995 (the "Company"), and have acted as such in connection with the authorization to issue up to 250,000 shares of the Company's Class A Common Stock, par value of $0.01 per share (the "Common Shares"), issued or to be issued under the Company's 2001 Nonemployee Director Stock Option Plan (the "Plan"). I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by the Company to effect such authorizations, and have examined such other agreements, instruments, documents and corporate records of the Company as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Common Shares of the Company issuable pursuant to the Plan have been duly authorized for issuance and will be legally issued, fully paid and non-assessable when issued as provided in the Plan.

     I am admitted to practice only in the State of Colorado and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Colorado and Federal securities law.

     I consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Plan.

                                           Very truly yours,

                                           ECHOSTAR COMMUNICATIONS CORPORATION




                                           /s/ Nicholas R. Sayeedi
                                           --------------------------
                                           Nicholas R.Sayeedi
                                           Legal Director